                                                                    Exhibit 99.3

                       IN THE UNITED STATES DISTRICT COURT
                      FOR THE NORTHERN DISTRICT OF ALABAMA
                                 MIDDLE DIVISION

JANIE SUTHERLAND,               )
                                )
     Plaintiff,                 )
                                )   CIVIL ACTION NO.
v.                              )   04-AR-0129-M
                                )
MATRIXX INITIATIVES, INC., et   )
al.,                            )
                                )
     Defendants.                )

                               MEMORANDUM OPINION

     Before the court are two motions filed by defendants, Matrixx Initiatives, Inc., Zicam, LLC, Botanical Laboratories, Inc. and McKesson Corp. (collectively "Matrixx"), who plaintiff, Janie Sutherland ("Sutherland"), sues, claiming that they manufactured and marketed a nasal spray that, when used as directed, caused her to lose her senses of smell and taste. Defendants' first motion asks this court to preclude Sutherland from using Bruce W. Jafek, M.D., as an expert witness to link defendants' product with plaintiff's alleged injuries. In tandem with their first motion, defendants have filed a motion for summary judgment. It is based upon their expectation that their motion targeting Dr. Jafek will be granted, it being well understood that a claim that a defective product caused personal injury of the "toxic tort" variety cannot proceed to trial without an expert to demonstrate not only its toxicity, but general and specific causation.

     While conducting a hearing pursuant to Federal Rule of Evidence 702, and Daubert v. Merrell Dowd Pharmaceuticals, Inc., 509 U.S. 579, 113 S.Ct. 2786
(1993), this court shared with the parties its reluctance to be the first court in the United States to perform the gatekeeping role with respect to Dr. Jafek. The court expressed its reason for its timidity, namely, that it had been the first court in the land to undertake, albeit unsuccessfully, the gatekeeping role with respect to the pharmacologist and the medical doctor who were proffered as experts by plaintiffs in McClain v. Metabolife Int'l, Inc., 401 F.3d 1220 (11th Cir. 2005), and allowed by this court to state their opinions that an ephedra-based weight loss product manufactured and sold by defendant causes stroke. The Eleventh Circuit found that this court had abused its discretion by allowing these unreliable "expert" opinions to be expressed.

     This court will not repeat the Eleventh Circuit's chastisement, and criticism of the two witnesses, whose testimony the court should not have permitted, but that persuaded the jury. Suffice it to say that the Eleventh Circuit made plain its mandatory rule for a strict and "conservative" examination of all proffered expert witnesses in order to close the gate on them if they do not meet the Daubert criteria. McClain requires trial courts to be as able as the Eleventh Circuit was there to pick apart an esoteric expert opinion, and to understand and apply better than this court did the nuances of Daubert analysis. After McClain was remanded to this court, Metabolife filed for bankruptcy, creating an automatic stay of the case, and subsequently, the case was transferred to the multidistrict panel that is handling voluminous ephreda-related toxic tort cases, including a number against Metabolife. Thus, this court was protected from having to pass on the methodology and expertise of any substitute expert witness that might have been offered by McClain and his fellow plaintiffs, or on the right of the two experts eliminated for the moment by the Eleventh Circuit to express exactly the same ultimate opinions after they performed the requisite empirical studies, after being peer reviewed and after sufficient consensus in the scientific community had been achieved. In McClain, the Eleventh Circuit did not express itself on whether a cause of action for toxic tort that arises from the use of a new and untested product, implies, as a matter of "due process", a tolling of the statute of limitations while the required epidemiological studies are being performed, peer review is being conducted and general acceptance by the scientific community is being established, so as to meet the Daubert standards. It will be interesting when the inevitable case requiring an answer to this question comes along. For the moment, it is an academic question.

     Deliberately hanging back to see if another court would speak first on the subject of Dr. Jafek's right to state his opinion that Zicam causes smell loss, another court, on September 29, 2006, did just what this court was waiting for. Relying largely on what the Eleventh Circuit said in McClain, Honorable Thomas B. Russell of the Western District of Kentucky in Hans, et al. v. Matrixx Initiatives, Inc., et al., Civil Action No. 3:04-CV-540-R, held: "Dr. Jafek may not testify as to the opinion that Plaintiffs' use of Zicam caused their permanent anosmia as it is unreliable and therefore inadmissible under FED.R.EVID. 702".

     With this encouraging word from the Western District of Kentucky, this court's confidence was restored and it recovered its courage. It now believes that it can conduct the Daubert analysis required of it and which it was said to have abdicated in McClain.

     Matrixx says, just as it argued to the Western District of Kentucky, that Dr. Jafek's report and testimony do not qualify as relevant scientific knowledge under Rule 702 and must be excluded. The question there was, and here is, whether Dr. Jafek articulates any sound scientific basis for his conclusion that a causal connection exists between Zicam, the product manufactured by Matrixx, and the loss of smell and taste experienced by Sutherland. Despite this court's admiration for Dr. Jafek's professional accomplishments, it concludes that the methods and procedures he employed are not sufficiently reliable under Daubert and Rule 702 to allow him to share his opinions with a jury. His testimony fails to establish either general or specific causation, both of which must be established by expert testimony.

                                    I. FACTS

     Zicam No Drip Nasal Gel ("Zicam") is an intranasal, over-the-counter homeopathic cold remedy. The active ingredient, zinc gluconate, is delivered to the nasal epithelial membrane through a nasal pump. Although zinc gluconate can be taken orally, nasal application is arguably preferred because it delivers the allegedly beneficial effects of zinc directly to the nasal cavity, where most cold viruses first invade. The extent to which zinc gluconate is actually an effective remedy or prophylactic for the common cold is an open question.(1)

     Sutherland is fifty-eight years old, is in good health, but has a history of mild sinus disease. She claims that on December 21, 2001, she used Zicam because she feared the onset of a cold. In the two days before shooting Zicam up her nose, she had been

----------
(1) Ronald B. Turner, Ineffectiveness of Intranasal Zinc Gluconate for Prevention of Experimental Rhinovirus Colds, 33 CLINICAL INFECTIOUS DISEASES 1865-70 (2001). But See D. Hulisz, Efficacy of zinc against common cold viruses: an overview, J. AM. PHARM. ASS'N 594-603 (2004) (concluding that the evidence supports the value of zinc in reducing the duration and severity of symptoms of the common cold when administered within 24 hours of the onset of common cold symptoms).

suffering from cold-like symptoms, including a scratchy throat and sneezing. She also testifies that she used Zicam in accordance with the package directions. She says that immediately after applying Zicam she felt a burning sensation in both nostrils and, in the minutes that followed, lost her senses of taste and smell. She says her condition has not improved.

     Olfactory disorders are not uncommon. Estimates indicate that over two million Americans suffer from some form of smell dysfunction. David H. Freedman, In the Realm of the Chemical, DISCOVER, June 1993. There are many varieties of olfactory disorders, including anosmia (the total lack of the ability to smell) and hyposmia (a decreased ability to smell). There are also many causes, including "(1) intranasal swelling or other obstruction which prevents odors from gaining access to the olfactory area; (2) the olfactory neuroepithelium is destroyed, as in viral infections, atrophic rhinitis, [etc.] . . .; or (3) the olfactory nerve fila, bulbs and tracts, or central connections are destroyed, as by head trauma, intracranial surgery, [etc.]." MERCK MANUAL, Anosmia, 2347
(1992). Anosmia can also result from the introduction of a toxic substance into the nasal passage.

     Sutherland's claim depends entirely upon her ability to prove that her use of Zicam caused her loss of smell and taste. In order to succeed, she must prove that Zicam was toxic and that the toxicity caused her to lose her senses of taste and smell. In other words, she must prove both general and specific causation. In support of her claim, she offers the report and testimony of Dr. Jafek, a medical doctor, professor, and researcher. A frequent expert witness, Dr. Jafek not only proposes to testify to toxicity and causation in this case, but in other Zicam cases. One of the other cases was the Western District of Kentucky case in which his testimony was excluded.

                               II. LEGAL STANDARD

     Matrixx contends that Dr. Jafek's testimony is unreliable because it is not supported by sufficient facts and data and because he failed to base his conclusions on proper scientific methods as required by Rule 702.(2) As made plain in McClain, it is the responsibility of the trial court to determine whether proffered expert testimony is scientifically valid and constitutes evidence of sufficient reliability to be received into evidence. As the proponent of Dr. Jafek's testimony,

----------
(2) Rule 702 states: "If scientific, technical, or other specialized knowledge will assist the trier of fact to understand the evidence or to determine a fact in issue, a witness qualified as an expert by knowledge, skill, experience, training, or education, may testify thereto in the form of an opinion or otherwise, if (1) the testimony is based upon sufficient facts or data, (2) the testimony is the product of reliable principles and methods, and (3) the witness has applied the principles and methods reliably to the facts of the case."

Sutherland bears the burden of establishing its admissibility. United States v. Williams, 95 F.3d 723, 729 (1996), cert. denied 519 U.S. 1082, 117 S. Ct. 750
(1997).

     Rule 702 is designed to ensure that expert evidence has an adequate factual basis and meets a minimum standard of reliability. In Daubert, the Supreme Court made clear that Rule 702 requires of the trial court careful scrutiny of the reliability and relevancy of expert scientific evidence. Daubert and its progeny have established a test for determining the admissibility of expert scientific evidence. Under that test, the trial court must determine "whether the expert is proposing to testify to (1) scientific knowledge that (2) will assist the trier of fact to understand or determine a fact in issue." Id. at 592. In other words, the trial court, acting in its capacity as "gatekeeper," must make a "preliminary assessment of whether the reasoning or methodology underlying the testimony is scientifically valid and of whether that reasoning or methodology properly can be applied to the facts at issue." Id.

     In order to satisfy its Daubert obligation, this court must "engage in a rigorous inquiry to determine whether: (1) the expert is qualified to testify competently regarding the matters he intends to address; (2) the methodology by which the expert reaches his conclusion is sufficiently reliable as determined by the sort of inquiry mandated by Daubert; and (3) the testimony assists the trier of fact, through the application of scientific, technical, or specialized expertise, to understand the evidence or to determine a fact in issue." Rink v. Cheminova, Inc., 400 F.3d 1286 (11th Cir. 2005) (internal quotations and citations omitted) It is this second inquiry, into reliability, that is primarily upon which this case turns.

     To evaluate the reliability of proffered expert testimony, the methods, procedures, and reasoning used by the expert must be considered. As the Supreme Court held in Kumho Tire Co., Ltd. v. Carmichael, 526 U.S. 137, 152, 119 S. Ct. 1167, 1176 (1999), the trial court must ensure that "an expert, whether basing testimony upon professional studies or personal experience, employs in the courtroom the same level of intellectual rigor that characterizes the practice of an expert in the relevant field." It is not the role of the court to examine the credibility or honesty of the expert. "Rather, [it is] only to determine whether the principles and methodology underlying the testimony are valid." United States v. Bonds, 12 F.3d 540 (6th Cir. 1993). If the methodology is scientifically sound, then the conclusions are scientifically valid, even if the court might not believe them.(3) In other words, the focus of the court is "on how experts reach their conclusions and not on the conclusions themselves." BERT

----------
(3) Scientifically valid evidence is not necessarily correct evidence. The ultimate veracity of evidence is to be determined by the jury.

BLACK & PATRICK LEE, EXPERT EVIDENCE: A PRACTITIONER'S GUIDE TO LAW, SCIENCE AND THE FJC MANUAL, 21 (West Group, 1991).

     Daubert suggests several non-exclusive factors that should guide the trial court's reliability analysis, including: (1) whether the expert's theory has been subjected to scientific testing; (2) whether the expert's opinions and research has been reviewed by academic peers; (3) the rate of error and controls standards; and (4) the general scientific acceptance of the technique or theory. Daubert specifically stated that these factors are not a definitive check-list. Other factors may be considered.

     In toxic tort cases like this one, the reliability analysis must include the questions of causation. As the Eleventh Circuit noted in McClain, when the general causal effect of a particular toxin is not in doubt, the court need only engage in a Daubert analysis of the testimony as it relates to the specific harm to the individual plaintiff. However, where, as in this case, there is no general consensus as to the harmful effect of the particular substance (in this case, zinc gluconate), the trial court's Daubert analysis must include "the general question of whether the drug or chemical CAN cause the harm the plaintiff alleges." Id. (emphasis in the original).

                              III. DAUBERT ANALYSIS

     To recapitulate, evidence is admissible under Rule 702 if it is (1) offered by a qualified expert; (2) the product of reliable scientific methods; and (3) relevant and of assistance to the trier of fact. This court's Daubert analysis begins with a clarification of what is NOT at issue. First, Dr. Jafek is unquestionably competent to testify to matters related to nasal health. His professional record provides ample basis for concluding, as this court does, that he is an expert in matters related to the treatment of nasal ailments. Therefore, this court has no difficulty in finding the first part of the three-part test to be satisfied. Dr. Jafek is not, however, a toxicologist or an epidemiologist, and his opinions on these matters is subject to careful scrutiny. It is at this point that this court fell down in the Daubert analysis it conducted in McClain. Dr. Jafek's testimony easily satisfies the third part of the test. What he wants to say is undoubtedly relevant to the case because his testimony, if allowed, would be central and evidence for the trier of fact. It therefore passes the third part of the test. However, after an analysis of the methods and procedures relied upon by Dr. Jafek in reaching his conclusions, this court finds that they are not sufficiently reliable to pass Daubert muster. This court has been told in McClain to be "conservative" in performing its gatekeeping role, and this court will do just that.

A)   DR. BRUCE JAFEK

     Dr. Jafek is a professor of otolaryngology at the University of Colorado School of Medicine. He is an experienced educator and has written and edited a number of scholarly articles and treatises related to ear, nose, and throat conditions. As said, his distinguished and impressive medical qualifications are beside the point. The evidence he offers encompasses the fields of toxicology, epidemiology, physiology, chemistry, and clinical medicine. He is wearing several hats in this litigation, but not all of them fit.

     His testimony relates to the issues of both general and specific causation. It is his opinion that Zicam, when used according to the directions contained on the package, can reasonably be expected to cause complete anosmia. It is also his opinion that Sutherland actually suffers from anosmia and that her condition was caused by the single dose of Zicam she took in December of 2001.

     There is no general consensus that Zicam, or zinc gluconate, is harmful or dangerous to the human smell tissue. Dr. Jafek's assertion that such a consensus exists is challenged by many distinguished physicians who assert precisely the opposite. More telling than a difference of opinion among experts is the fact that Dr. Miriam Linschoten, a designated expert witness for Sutherland, and a colleague of Dr. Jafek, testified during her deposition that SHE DID NOT KNOW whether the hypothesis that

Zicam causes smell loss is generally accepted in the medical community. Nor has Sutherland presented evidence that could justify this court's independently identifying a general scientific consensus. Consequently, the court must conclude, as a conservative critic, that Zicam is not GENERALLY THOUGHT to cause smell loss.

B)   GENERAL CAUSATION:

     Following the mode of analysis described in McClain, the court next examines the elements of general causation. A logical starting point for a discussion of general causation is with a definition. "General causation is concerned with whether an agent increases the incidence of disease in a group and not whether the agent caused any given individual's disease." Michael D. Green et al., Reference Guide on Epidemiology, in Reference Manual on Scientific Evidence 392 (Federal Judicial Center, 2d ed. 2000) (cited in McClain, 401 F.3d at 1233.). Simply put, general causation is a predicate for establishing a specific harm.

     This means, in the context of this litigation, that Sutherland's burden is satisfied if her expert can reasonably conclude, after using proper scientific methodology, that Zicam can cause permanent anosmia. In this case, it is no easy task to establish general causation. To do so, two major assertions must be established by evidence. First, it must be shown that Zicam can reach the olfactory neuroepithelium, the part of the nose that regulates the sense of smell. Second, Zicam, and zinc gluconate, must be shown to harm the neuroepithelium in such a way as to cause permanent anosmia. Neither of these assertions is facially implausible. Indeed, Dr. Jafek may ultimately be proven to be correct. However, until he can establish a sufficient scientific basis, his conclusions remain no more than an "intuitive, clinical hunch." Leathers v. Pfizer, Inc., 233 F.R.D. 687, 695 (N.D. Ga. 2006).

     1. Does Zicam Reach the Neuroepithelium?

     The first step in evaluating the causal relationship claimed by Dr. Jafek is determining the route by which Zicam is delivered to the nasal membrane. In other words, how does Dr. Jafek think Zicam reaches the olfactory tissue? Given the complex anatomy of the nose, it is not sufficient to simply assume that a gel-like substance automatically travels to this remote patch of nerve receptors, high up in the nose.

     The neuroepithelium is the tissue by which man detects the presence of odor. It consists of a small patch of cells located on the roof of the nasal cavity, located some seven centimeters above and behind the nostril openings. The probability that a substance like Zicam can reach the neuroepithilium is the subject of contention. Dr. Jafek himself seems have mixed thoughts on the matter. In 1983, he wrote in a scholarly paper that the neuroepithelium is "almost anatomically inaccessible."(4) When asked about this conclusion in his deposition, he said that he no longer stands by the statement made in his 1983 paper.(5)

     It is, of course, possible that what was thought to be inaccessible in 1983 may be thought more accessible in light of recent medical innovations. Nevertheless, it is uncontroverted that the neuroepithelium is remotely located within the human cranium, and whether Zicam is actually delivered to this remote area is an essential question in this litigation. Dr. Jafek recognizes as much. He testified that the path to the neuroepithelium is simply a "straight shot" within reach of Zicam. However, other more recent studies indicate that, when administered according to the directions, Zicam does not reach the neuroepithelium. Admittedly, these studies have received funding from Matrixx, potentially diminishing their credibility. Even so, Dr. Jafek offers no non-speculative evidence to support his opinion that Zicam is capable of reaching the neuroepithelium. Instead, he bases his conclusion on two independent observations: first, when sprayed in the air, "Zicam

----------
(4) The paper, entitled Ultrastructure of Human Nasal Mucosa, was published in Laryngoscope, the official journal of the American Larygological, Rhinological, and Otological Society, Inc. The American Larygological, Rhinological, and Otological Society is also known as the Triologic Society

(5) He did, however, note in his deposition that the paper had been awarded a prize by the Triologic Society.

squirts for a distance of 4 to 10 feet;" and second, the neuroepithelial tissue is located only seven centimeters into and behind the nostril. Therefore, according to Dr. Jafek, when sprayed into the nostril, Zicam is bound to reach the neuroepithelium. This conclusion, the product of thoroughly unconvincing reasoning, rests at the heart of Dr. Jafek's testimony. Why he did not conduct an experiment on a live human being using a pump and gel with Zicam's viscosity leaves this court stumped.

     Dr. Jafek offers additional bases for his conclusion, the most outre of which is his defrosted cadaver study. Interestingly, this frozen cadaver study was conducted in March 2005, well into the development of the Zicam litigation and after Dr. Jafek had already appeared on "Good Morning America" to discuss the dangers of Zicam. The cadaver study was conducted with the bisected head of a defrosted cadaver. After removing the septum and placing a pane of plexiglass over half the head, Dr. Jafek placed a bottle of Zicam far up into the nostril and pumped gel into the nasal passage. According to Jafek, the study shows that "liquid nasal gel (with tracking dye) routinely crossed the inferior, middle, and superior turbinates to lodge in the olfactory cleft. . . covering the region of the olfactory epithelium." This is supposed to prove that Zicam travels far enough into the nostril to cause anosmia. However, the cadaver study suffers from a number of major methodological flaws.

     The timing of the study is this court's first major concern. The study was conducted in between Zicam-related depositions and, as mentioned, after Dr. Jafek's public appearances on the subject. One of the hallmarks of the scientific method is an unbiased pursuit of knowledge. Scientists are to observe and interpret the results of their experiments; they are not to engage in agenda-driven fact finding for the purposes of pending litigation. The sequence of events implicates not only credibility, a matter for the jury, but a scientific method, a matter for the court as gatekeeper. This court is unable to conclude that the cadaver study was an unbiased, scientific experiment. Dr. Jafek could not have initiated the cadaver experiment with an open mind. He had already concluded publicly that Zicam causes anosmia. His giving of deposition testimony demonstrated a need to provide something that could pass as a "scientific" foundation. There is no proof to counter the court's logical conclusion that Dr. Jafek's study was a post hoc attempt to justify a prior conclusion.

     The court's second major concern about Dr. Jafek's prospective testing is also with methodology. This court's knowledge of human physiology is admittedly limited. The court has, however, seen the photographs contained in the cadaver study. Placing a Zicam bottle far up the nostril of one half of a defrosted, septum-less cadaver head does not strike this court as a sufficient scientific basis for concluding that Zicam can be expected to reach the olfactory epithelium. Nor, it seems, would Dr. Jafek disagree with the court. During his deposition testimony, Dr. Jafek gave his opinion of a single cadaver study conducted by an expert retained by Matrixx. The following exchange occurred:

     Q:   Do you have any criticism of the Dohar cadaver study?

     A: No. 1, it's a single cadaver study. I'm not sure what that has to do with much of anything. So I guess that would be the first concern. I'm not sure that that raises to the level of criticism without additional study, but to spray something into the nose of a cadaver, I'm not sure how that is a significant enough observation that Dr. Schwab could depend upon that in reaching his conclusions.

     ******

     Q:   Well, why was their information suboptimal, in your words?

     A: Because it contains incomplete data. I don't think you can draw conclusions from one 79-year old cadaver study.

The court agrees with Dr. Jafek's criticism of a cadaver study. Although interesting and perhaps informative, the cadaver study provides little, if any, support for a conclusion that Zicam reaches the olfactory epithelium of a living person.

     Dr. Jafek relies on two other studies which he says support his conclusion that Zicam causes smell loss. He refers to a study conducted at the University of Pittsburgh. However, in his deposition, Dr. Jafek admitted to not having actually seen the results, but rather "having heard of them peripherally." He also purports to rely on a case study authored by Dr. Terence Davidson, another plaintiffs' expert in Zicam litigation. Again, there are a number of difficulties with Dr. Jafek's reliance on this paper. First, as is always true of case reports, there are inherent methodological concerns about their significance. Second, the study makes a number of conclusions that differ materially from Dr. Jafek's theory.(6) Third, there are a number of unresolved discovery disputes regarding Dr. Jafek's written reflections on this paper. Thus far, Dr. Jafek has refused to produce documents which memorialize his opinion on the paper. Without such documents, it would be inappropriate to find that Dr. Jafek actually relied on the paper in forming his opinion, even if the paper itself met the smell test.

     Sutherland has failed to establish that Dr. Jafek's conclusions are sufficiently reliable to pass the Daubert test. The burden of proof was on her. In the words of Dr. Jafek, the basis for his opinion is "[his] examination of [Sutherland], the acute loss of smell, and the absence of preexisting loss of smell." Putting it another way, Dr. Jafek's methodology is based

----------
(6) Most important, perhaps, is that the study's author admits that it is not a "straight shot" to the olfactory neuroepithilium and that a Zicam user would have to sniff before the gel would travel upwards in the nose.

on conclusions. They are tautological. In short, Dr. Jafek's opinion, whether correct or not, has no recognizable scientific basis. This court is therefore compelled to exclude the total testimony of Dr. Jafek.

     2. Toxicity

     Dr. Jafek is unable to offer a scientific basis for his assertion that Zicam actually causes anosmia. It is not, however, for want of effort. Indeed, he cites a body of scholarship that does raise the possibility that zinc gluconate may, in fact, be harmful to the nose. Under Daubert, however, this is not sufficient.

     Courts who permit expert testimony regarding toxicity from non-toxicologists require that the expert employ the principles and methods of toxicology. Cavallo v. Star Enter., 852 F. Supp 756, 771 (E.D. Va. 1996). Although Dr. Jafek reaches the questionable conclusion that zinc gluconate is toxic, his methodology does not conform to standard toxicological practice. His opinions are based on antiquated and irrelevant experiments from the 1930s and on extrapolation from tests conducted on mice and fish that do not involve zinc gluconate.

     The keystone to Dr. Jafek's theory of toxicity is a series of polio prevention experiments performed in the 1930s. Conducted by the prominent scientist, E.W. Schultz, and others, these experiments involved the introduction of zinc sulfate into human and simian nasal cavities in an attempt to prevent the spread of the polio virus. Although the results of these experiments suggested that zinc ions could harm the olfactory nerve endings, there are too many dissimilarities between the experimental application of zinc sulfate to prevent the spread of polio in the 1930s and the use of an over-the-counter cold treatment today. Most importantly, zinc sulfate is chemically distinct from zinc gluconate, the active ingredient in Zicam. Dr. Jafek fails to demonstrate experimentally that the two compounds have an identical chemical effect and fails to address the many differences between the two substances.(7)

     In attempting to establish similarities between zinc gluconate and zinc sulfate, Dr. Jafek did conduct an experiment which ostensibly proved that zinc ions from the two compounds behaved similarly. In his medical report, Dr. Jafek states that he has

     "confirmed Schultz's zinc experiments in our laboratory, showing that zinc gluconate produces analogous effects to other zinc salts implying analogous pharmacodynamic mechanisms in its production of loss of smell to the original (and subsequent) zinc work. This work has been shared with the scientific community and submitted for

----------
(7) Matrixx notes (1) there is less zinc in zinc gluconate than in zinc sulfate; (2) there is no proof that the gluconate and sulfate have identical effect; (3) zinc sulfate dissolves faster than zinc gluconate; and (4) zinc sulfate is a liquid whereas zinc gluconate is a gel.

additional presentation and possible publication."(8)

Even if Dr. Jafek's findings are correct, they are irrelevant. As he himself recognizes, his "experiment" offers proof only by analogy and implication. It only IMPLIES that the two compounds have similar chemical effects. To establish toxicity under Daubert, more conclusive evidence is required.

     There are other important differences between the 1930s polio studies and any study of Zicam. Because the experimental protocols differ radically from the directed use of Zicam, the Schultz experiments and others like it are of little value in this case. To illustrate the differences, a brief description of the actual experiments is helpful. In one 1930's experiment, the zinc sulfate was applied "by the use of a special atomizer tip introduced between the middle turbinate and the septum." This was as unpleasant as it sounds. The researchers found this method to be "difficult, especially with small children, and is not free from danger." Ashley, Chemoprophylaxis Against Poliomyelitis, 29 ARCHIVES OF OTOLARYNGOLOGY 104 (1939). The second method was equally distinctive:
"Pentecost advises introducing the solution into the nasal cavity with the olive-tipped urethral

----------
(8) Dr. Jafek seems to be making an implicit assurance that his study comports with the rigors of the scientific method. However, it is well established that "the expert's assurances that he has utilized generally accepted scientific methodology is insufficient." Moore v. Ashland Chemical Inc., 151 F.3d 269, 276 (5th Cir. 1998).


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

catheter placed between the middle turbinate and the septum with the patient in the Proetz position so that the head is inverted with the chin and the external auditory meatus in a vertical plane." Id. Essentially, this second method flooded the nasal cavity with a zinc sulfate solution while the patient lay on his back, up-side down. Nothing like that happens when Zicam is used as directed.

     While the Schultz studies might suggest that soluble zinc solutions are potentially dangerous to the olfactory nerves, they do not sufficiently establish a general causal effect under Daubert for zinc gluconate, a distinct compound. Unfortunately for Sutherland, they are her strongest evidence for a causal relationship. For example, to support Dr. Jafek's contention that the application of zinc gluconate produces permanent anosmia, he says in his report:
"I was informed of a woman who participated in the Toronto experiments and remains anosmic, by history, 67 years after the application of zinc to her nose." Anecdotal hearsay cannot fill the gap left by the absence of the kinds of clinical and epidemiological proof required by Daubert.

     Dr. Jafek cites an article he and his colleagues published in the American Journal of Rhinology. This piece, a case series, details the symptoms of a number of users of intranasal zinc who now suffer from anosmia. A case study does not prove causation. This is another lesson from McClain. A case study is a "mere


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

accoun[t] of medical events. [It] reflect[s] only reported data, not scientific methodology." Rider v. Sandoz Pharmaceutical Corp., 295 F.3d 1194, 1199 (11th Cir. 2002); See also Siharath v. Sandoz Pharmaceutical Corp., 131 F. Supp 2d 1344, 1359 (N.D. Ga. 2001). While case studies may bolster true toxicological data, they are not, standing alone, sufficient to establish general causation. Haggert v. Upjohn Co., 950 F. Supp 1160 (S.D. Fla. 1996).

     At most, Dr. Jafek's paper illustrates that there may be a correlation between intranasal zinc application and anosmia. However, a causal relationship cannot be inferred without evidence that the subject's anosmia was, in fact, caused by the Zicam rather than by the underlying cold virus that prompted the taking of Zicam. Without taking into account such factors, Dr. Jafek's results are too speculative and his methodology too tenuous, to satisfy a Daubert analysis.

     Furthermore, there are a number of serious methodological flaws with the case series itself. Most troublesome is the method of diagnosis. Of the ten patients included, only two were actually examined by the authors. Dr. Jafek reached a diagnosis for the other eight patients through the use of an internet questionnaire. Although the internet is now in vogue, it does not substitute for hands-on investigation. The study can raise interesting questions regarding the possible relationship between


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

anosmia and Zicam. McClain, 401 F.3d at 1254 ("case reports raise questions, they do not answer them"), but it does not provide an adequate scientific basis for general causation.

     3. Dose-Response

     The notion of dose-response is fundamental to scientific toxicology. "Virtually every element or compound . . . is toxic above a certain level or dose." BLACK & LEE, EXPERT EVIDENCE, at 124. The primary job of the toxicologist is to determine at what levels a substance becomes toxic. Dr. Jafek does not establish this relationship. His discussion of the dose-response relationship includes a series of implausible analogies. First, he notes that the full dose of Zicam (140 microlitres) contains more than 17 times the amount of zinc that, when applied directly to a mouse's olfactory tissue, produces the least observable effect level ("LOEL"). Next, because the size of the neuroepithelium is approximately the same size in the mouse as in the human, he would extrapolate that effects in humans are similar to the effects produced in the mouse. Finally, he asserts that because Zicam is designed to deliver zinc gluconate to the nasal epithelium it must produce effects in the olfactory epithelium.

     Dr. Jafek's assertions and analogies suffer from flaws on many levels. First, he has offered no proof that ANY amount of the 140 microliters of Zicam delivered by a single dose are


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

absorbed in the neuroepithelium. Nevertheless, he uses the ENTIRE 140 microliters as his base-line dose for establishing toxicity. Such a leap defies logic and enters the never-never land of conjecture and wishful thinking.

     Next, he analogizes the dose at which a LOEL is observed in a mouse as the basis for showing toxicity in a human. Although the effect on humans may be similar to the effect observed in a mouse, Dr. Jafek has offered no basis for assuming such is the case here. Furthermore, he assumes that the levels at which the LOEL exist establish toxicity equivalent to that causing permanent anosmia. Because no scientific support for such a claim is provided, the court finds Dr. Jafek's assertion in this regard implausible.

     Lastly, Dr. Jafek assumes that because Zicam is purposely designed to deliver a lasting dose of zinc gluconate to the nasal membrane, the alleged toxicity is enhanced by the prolonged exposure. With this assertion, Dr. Jafek conflates the nasal epithelium, the skin covering all of the inside of the nose and that contains no nerves relating to the sense of smell, with the olfactory neuroepithelium. Unless and until Dr. Jafek can prove that a dose of Zicam sufficient to cause a toxic effect is present in the olfactory neuroepithelium, the fact that zinc gluconate is delivered to the nasal membrane is irrelevant.

     Dr. Jafek has offered no scientific proof for any of his


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

conclusions. He engages in repeated inferential leaps, he has conducted no tests, and he relies on no evidence, scholarship, or credible sources of information dealing with the relationship between dose and effect, all typical elements of a toxicological analysis. David L. Eaton, Toxicology in Litigation, 12 J.L. & POL'Y 5, 15 (2003). Nor has he offered any evidence as to the frequency or duration of the use of Zicam that might produce permanent anosmia in humans.

     If an expert offers no evidence related to the dose-response relationship, there is an unsurmountable methodology problem. Id. Where there is a methodology problem, there is reliability problem. And where there is a reliability problem, there is a Daubert problem, especially when the Daubert examination is conducted from a conservative perspective as McClain requires. Even if Dr. Jafek could show with sufficient scientific basis that Zicam reaches the neuroepithelium (something he has not done), he has made no attempt to show that it does so in a dose sufficient to cause permanent anosmia.

     In examining the dose-response relationship, the court is again mindful of what it learned in McClain. In that case, the Eleventh Circuit held that expert testimony was inadmissible where the witness "offered no testimony about the dose of [the substance] required to injure Plaintiff or anyone else. [The witness] could not say how much is too much. . . His lack of


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

testimony about the dose-response relationship . . . leaves a muddle of ambiguity that undermines his opinions." McClain, 401 F.3d at 1241. It is no different with Dr. Jafek's testimony. Dr. Jafek would simply have this court take his word that Zicam is toxic.

     Whether further experimentation can remedy the shortcomings in Dr. `Jafek's testimony is not for the court to predict. The trial court must deal with the evidence it has before it. Dr. Jafek's failure to meet the strict Daubert requirements results in the exclusion of his evidence. Even if this court's discretion were broad, it would exclude as unreliable the evidence offered by Dr. Jafek pertaining to general causation

     SPECIFIC CAUSATION:

     "Specific causation" addresses whether a particular plaintiff's injury was actually caused or exacerbated by the purported toxin manufactured by the defendant. Amorgianos v. Nat'l R.R. Passenger Corp., 303 F.3d 256, 268 (2d. Cir.
2002). In order to establish specific causation, the complaining party must show that the purported toxin was the probable, not merely a possible, cause of injury. Jones v. United States, 933 F.Supp. 894 (N.D. Cal. 1996). If a plaintiff is unable to establish general causation, the need to consider whether the plaintiff has established specific causation disappears. The first is necessary to the second. Dunn v. Sandoz Pharmaceuticals Corp.,


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

275 F. Supp 672 (M.D. N.C. 2003). Even so, an examination of the more glaring flaws in the evidence proffered on specific causation is helpful in illustrating the dearth of scientific support for the conclusion that Zicam causes anosmia generally.

     In this case, Dr. Jafek proposes to testify that Zicam not only is generally dangerous, but that it was the proximate cause of Sutherland's injuries. This court finds that Dr. Jafek's specific causal conclusions are not supported by sufficient facts and evidence and are not the product of a sufficiently reliable methodology to pass muster under Rule 702. His specific testimony is even more questionable than his general causal testimony.

     Sutherland claims that after using Zicam she lost all sense of smell AND TASTE. There is a serious question about the true nature and extent of her injuries, although the nature and extent of her injuries fall outside the Daubert analysis. Nevertheless, Dr. Jafek's unwillingness to address evidence which undermines his diagnosis raises questions regarding his methods and reliability.

     1. Sutherland's Taste Loss:

     It is common for sufferers of anosmia to report symptoms of taste-loss. The sense of smell shapes the human perception of taste. Indeed, much of what humans think of as "taste" is actually governed by the olfactory senses. However, the ability


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

to perceive the four basic tastes of salt, sweet, sour, and bitter is regulated by nerves in the tongue which are independent of the sense of smell. Anosmia does not affect an individual's ability to register these four basic tastes.

     Sutherland claims to have completely lost her ability to receive the sensation of taste. In this respect, her condition defies explanation. In his expert report, Dr. Jafek concedes that he is "unable to account for gustatory loss." Plaintiff's own expert, Dr. Miriam Linschoten ("Linschoten"), is similarly unable to account for Sutherland's taste loss and testified that IT WAS NOT SCIENTIFICALLY POSSIBLE FOR ZICAM TO DESTROY A USER'S SENSE OF TASTE.

     There are only three possible explanations for this puzzling state of affairs: (1) Sutherland's anosmia and taste loss, while occurring simultaneously, are entirely independent of one another; (2) the loss of both taste and smell was caused by an unidentified sensory or neurological impairment unrelated to Zicam; or (3) Sutherland is a malingerer. In testifying that Zicam caused Sutherland's anosmia, Dr. Jafek has implicitly gone with choice number one. He has not, however, made any attempt to explain the loss of taste or the bizarrely coincidental development of both ailments. Dr. Jafek's disregard for this puzzling aspect of Sutherland's conditions is convenient for his client's purposes. However, it seems to this court evidence of


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

the unreliability of his methodology.

     2. Sutherland's Smell Test:

     Dr. Jafek's diagnosis is based on the smell test conducted by Dr. Linschoten, his colleague and frequent collaborator. Dr. Linschoten, a researcher at the University of Colorado, is the co-author of the case study published by Dr. Jafek which links Zicam with anosmia. She is experienced with taste and smell tests and has written a number of scientific papers on the subject. Dr. Linschoten is understandably not proffered by Sutherland as an expert witness on general or specific causation.

     On June 5, 2006, Dr. Linschoten examined Sutherland and administered a battery of taste and smell tests designed to determine the severity of her sensory dysfunction. According to Dr. Linschoten, the results of these tests indicate that Sutherland is a likely malingerer.

     The smell test administered by Dr. Linschoten required Sutherland to chose between two bottles, one of which was scented, one of which was not. This was repeated twenty times. Sutherland correctly chose only three of the scented bottles, a highly improbable result given that a true anosmic would have a one in two chance of picking the scented bottle. Dr. Linschoten estimates that such a result would occur only seventeen times in every 10,000 cases of true anosmia. These results, coupled with Sutherland's conduct during the test, caused Dr. Linschoten to


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

believe that Sutherland was a malingerer.

     The results of these tests and Dr. Linschoten's interpretation of them were ignored by Dr. Jafek. Indeed, while acknowledging that Dr. Linschoten found it "highly improbable" that the results were accurate, Dr. Jafek nevertheless based his medical diagnosis, in part, on the tests. At no time did Dr. Jafek seek to have Sutherland retested. Nor did he offer any explanation for the troubling results of the tests. Instead, he simply relied on his unsupported opinion that Zicam causes anosmia and jumped to the conclusion that because Sutherland had taken Zicam, she must have anosmia and a loss of gustatory function. This chain of reasoning is predicated upon the preconceived notion of the toxicity of Zicam and an inferential leap of faith. It is without sufficient foundation to be admitted under Daubert and Rule 702.

     Other problems also exist with Dr. Jafek's specific causation methodology. Of these, perhaps the most troubling is his unwillingness to address Sutherland's medical history and nasal anatomy. These potentially serious confounding factors are, for the most part, ignored or dismissed by Dr. Jafek. Nor does he address the unequivocal testimony of Sutherland herself indicating that she applied the product in accordance with the packaged directions. This, too, is a serious flaw in his methodology, given that he cannot show how a toxic dose can reach


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

the smell tissue even when the product is over-aggressively applied.

     Because Dr. Jafek cannot establish the elements necessary to show general causation, this court need not conduct a more exhaustive inquiry into specific causation.

                                 IV. CONCLUSION:

     Under Daubert, even the most distinguished scientist must adhere to the rigors of the scientific method. It is this court's responsibility, as gatekeeper, a responsibility it cannot abdicate, as this court did in McClain, under the influence of self-doubt, to evaluate the methodology and factual basis for the conclusions put forward by an expert. If the proffered evidence is the product of an unreliable methodology or contrary to the facts, and logical declaration, it must be excluded. After its review of the record, this court concludes that Dr. Jafek's testimony is methodologically unsound and must be excluded.

     By separate order, the court will grant Matrixx's motion to exclude the testimony of Dr. Jafek and, as night must follow day, will grant Matrixx's motion for summary judgment because without an expert to connect a toxin to an injury, there is no toxic tort.


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

     DONE this 7th day of November, 2006.


                                        /s/ WILLIAM M. ACKER, JR.
                                        ----------------------------------------
                                        WILLIAM M. ACKER, JR.
                                        UNITED STATES DISTRICT JUDGE


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